SUB-ITEM 77O -- TRANSACTIONS EFFECTED PURSUANT TO
                             RULE 10F-3

On July 8, 2003, Mellon National Intermediate Municipal Bond Fund (the "Fund"), a series of Mellon Funds Trust (the "Trust"), purchased, at slightly above par value, the following bonds (the "Bonds") in the amount noted on Exhibit B:

Goldman Sachs, 4.75% Bonds due July 15, 2013 - 38141gdk7

The Fund purchased its share of the Bonds through Goldman Sachs, the lead member of the underwriting syndicate which offered the Bonds to investors (the "Underwriting Syndicate"), and designated that certain members of the Underwriting Syndicate provide the portion of the Bonds to the Fund in accordance with the following allocation:

Goldman Sachs                        80%
Commerzbank Capital Markets           1%
Banc of America Securities LLC        1%
J.P. Morgan Securites Inc.            1%
BNY Capital Markets                   1%
Banc One Capital Markets              1%
Daiwa Securities                      1%
Den Danske Bank                       1%
Edward D Jones & Co.                  1%
First Chicago Capital Markets         1%
BNP Paribas                           1%
Furman Selz                           1%
Guzman & Co                           1%
HSBC Securities                       1%
Mellon Financial Markets              1%
Ramirez & Co.                         1%
Siebert Brandford Shank & Co          1%
SunTrust Robinson Humphrey            1%
Tokyo-Mitsubishi Intl.                1%
Wachovia Securities                   1%
Wells Fargo                           1%


(each, a "Syndicate Member"). Such allocation applied to the Fund's purchase of the Bonds in the aggregate, each of which was made from each Syndicate Member's own account. Mellon Financial Markets, Inc., an affiliate of the Fund, was a member of the Underwriting Syndicate; however, it received no benefit in connection with the Fund's transaction.



      The following is a list of the members of the Underwriting Syndicate:
Goldman Sachs
Commerzbank Capital Markets
Banc of America Securities LLC
J.P. Morgan Securites Inc.
BNY Capital Markets
Banc One Capital Markets
Daiwa Securities
Den Danske Bank
Edward D Jones & Co.
First Chicago Capital Markets
BNP Paribas
Furman Selz
Guzman & Co
HSBC Securities
Mellon Financial Markets
Ramirez & Co.
Siebert Brandford Shank & Co
SunTrust Robinson Humphrey
Tokyo-Mitsubishi Intl.
Wachovia Securities
Wells Fargo


                                                               EXHIBIT B
                           PRE-PURCHASE APPROVAL FORM - FIXED INCOME
                      PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
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Note: Refer to Page 2 of this procedure (PAM214) if the investment unit will purchase more than
5% of the overall principal of this issue.


1.    Account/Fund Name: Mellon National Intermediate Municipal Bond Fund
2.    Anticipated Purchase Date: July 8, 2003
3.    Total Net Assets of Account/ Fund: $481.53 million
4.    Type and Description of Security to be Purchased: Goldman Sachs
5.    Credit Rating of Security (Rating/ Rating Agency): Aa3/A+/AA-
6.    Name of Underwriting Syndicate Dealer Effecting Transaction: Goldman Sachs
7.    Name of Affiliated Underwriter in Underwriting Syndicate: Mellon Financial Markets, Inc.
8.    Issue Size: $2 billion
9.    CUSIP: 38141gdk7
10.   Amount Purchased by Account/Fund: $2.375 million
11.   Percentage of Principal Amount of Offering Purchased by Account/Fund: 0.119%
12.   Amount Purchased as a Percentage of Account/Fund Assets: 0.49%
13.   Purchase Price of Securities (if at par, so state): 99.874
14.   Commission/ Spread Received by Principal Underwriters: N/A

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REPRESENTATIONS (MUST BE CONFIRMED OR TRADE CAN NOT BE MADE)
This transaction complies with all applicable provisions of the POLICY FOR FIDUCIARY ACCOUNT
PURCHASES OF SECURITIES UNDERWRITTEN BY AN AFFILIATE.
------------------------------------------------------------------------------------------------

This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliated entity of Mellon.

The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.

I have inquired about any commission, spread or profit received or to be received by any Mellon affiliate in connection with this transaction, and, based upon the answers to my inquiries and my knowledge of relevant markets, I believe such commission, spread or profit to be reasonable and fair compared to the commissions, spreads, or profit received by similarly situated persons in connection with comparable transactions between unaffiliated parties.

If these securities are part of an issue registered under the Securities Act of 1933, as amended, that will be offered to the public, or will be purchased pursuant to an eligible foreign or Rule 144 offering, the issuer of the securities will be in continuous operation for not less than three years, including the operations of any predecessors.

The Securities will be purchased prior to the end of the first day of which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities is that offering of any concurrent offering of the securities.  If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day on which the rights offering terminated.

Melissa Sommer /Eric Gutterson      7/8/03      11:22am           Albert Moore            7/8/03        11:33am
Portfolio Manager                      Date  Time                CIO/Designate            Date           Time

CC: REGINA D. STOVER, RISK MANAGEMENT (151-0960)
LEGAL DEPARTMENT REPRESENTATIVE FOR BUSINESS LINE- FOR AFFILIATED MUTUAL FUND PURCHASES ONLY

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                        MELLON PRIVATE WEALTH MANAGEMENT

   MUTUAL FUND PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE SPREADSHEET

                                  July 8, 2003
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                      Security Description: GOLDMAN SACHS 4.75, 7/15/13         CUSIP: 38141GDK7

                      Offer Amount (in 000's): 2,000,000

                Par                                           Purchase    Purchase as
                (in             Net Amount   Portfolio Market  as a % of    a % of
TRADE DATE    000'S)   PRICE    (IN 000'S)   VALUE (IN 000'S)  MARKET     Offering    PORTFOLIO NAME        NUMBER    BROKER NAME
  7/8/2003      2,375 99.874     2372.01       481,530           0.49%     0.119%    MPAM Intermediate  10114927000  Goldman Sachs
                                                                                          Bond Fund


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